Exhibit 99.1

Final Transcript

CHINA TRANSINFO:  CHINA TRANSINFO EARNINGS CONFERENCE CALL

March 26, 2009/8:00 a.m. EDT

SPEAKERS

Graham Reed, CCG Investor Relations

Troy Mao, CFO, China Transinfo

Fan Zhou, Investor Relations Director, China Transinfo

ANALYSTS

Albert Jones, Jones Capital Management

Boyd Hines, private investor

Bin Yang, Pinnacle Fund

Philip Anderson, Pinnacle Fund

PRESENTATION

Coordinator
Good day, ladies and gentlemen.  Welcome to the China Transinfo Fiscal Year 2008 Earnings Conference Call.  At this time all participants are in listen-only mode.  We will conduct a question and answer session towards the end of this conference.  As a reminder, this conference is being recorded for replay purposes.  I would now like to turn the call over to your host for today’s call, Mr. Graham Reed.  Please proceed, sir.

G. Reed
Good morning.  Thank you for joining China Transinfo’s Fiscal Year 2008 Year End Conference Call.  Today I’m joined by Mr. Troy Mao, China Transinfo’s CFO, and Ms. Fan Zhou, the company’s Investor Relations Director.

Before we get started I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements that are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from those discussed today due to such risks as but not limited to fluctuations in customer demand, management of rapid growth, intensity of competition from other providers of China Transinfo products and services, general economic conditions, geopolitical events, regulatory changes, and other information detailed from time-to-time in the company’s filings and future filings with the United States Securities and Exchange Commission.

Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  In addition, any projections as to the company’s future performance represent management’s estimates as of today, March 26, 2009.  Other than as required under law, China Transinfo assumes no obligation to update these projections in the future as market conditions change.

With that said, I’d like to pass the call over to Fan Zhou, China Transinfo’s Investor Relations Director, to give an overview of the company’s fiscal performance and operational highlights for the 2008 fiscal year.  Fan Zhou?

F. Zhou
Thank you, Graham, and thank you, everyone, for joining us today.  I’m pleased to announce that China Transinfo finished out the fiscal year with solid top and bottom line growth.  For the full year ending December 31, 2008, revenue increased to $29.4 million, an increase of 148% over 2007.  Gross profit was up 164% from the previous year, increasing from $6.3 million to $16.5 million, and operating income reached  $11.4 million, an increase of roughly 135%.

Finally,  China Transinfo’s net income for the year increased 151% to $11.1 million, or $0.53 per diluted share from $5.3 million in 2007, or 0.28 per diluted share.  As this result shows, China Transinfo had a successful year significant growth in 2008.  It was a year of transition for the company as we evolved from our foundation as a …GEO-GIS software producer to a comprehensive transportation information solution provider.  As a result, transportation products and  solutions have continued to comprise a large portion of our revenue throughout the year.  For 2008, revenue from the year accounted for 62.8%, growing from 39.5% in 2007.  Our digital city and the land resource urban  planning software segment accounted for the remainder.

This year we continue to provide customized transportation-related software solutions to the national government and the provincial level governments across China.  With high bid-win rate of approximately 90%, one of our highest profile contracts was with the Beijing  traffic management bureau to build a traffic application system for use during the Olympic Games.  Despite its initial intent for the Olympic village area, it was subsequently extended to cover the entire city.

In addition to this, China Transinfo was contracted by the government to provide real-time traffic data during the Olympic Games over personal navigation devices, or PND’s, a restricted access communication device used only in official …vehicles.   Currently, we’re actively talking with the Shanghai municipal government to provide a similar service for the 2010 World Expo in Shanghai.  With a high degree of brand recognition and strong government relations, we are confident that  We will continue to work closely with the various governmental agencies to accommodate China’s continued transportation planning needs.

Our customer target, real-time data, real time traffic data application business, was also launched this year and I see a good deal of early success.  We have expanded our real-time data source network to ten cities, giving us the largest database in the market.  Our first product related to this was launched last summer as the first cell phone--based… real-time traffic navigation application in China.  We expect to see more and more high-end cell phone manufacturers installing this function in new handsets to satisfy growing consumer demand for real-time traffic data.

In addition to using mobile phones, China Transinfo’s real-time data has also been adopted by mainstream Web sites like Google.com, MSN.com and Sina.com.cn as well as in personal navigation devices managed by local… traffic radio broadcasts.  Generating comprehensive and accurate data is one of the key goals for our real-time data business.  As such, we operate our exclusive taxi media platform to help us collect real-time data from moving vehicles.  Those hardware and software platforms are installed in the city’s fleet of  taxi and allow us to generate traffic data based on the speed and location of the taxi.  With roof-mounted LED screens which are part of the system, we are also able to broadcast the advertisements from which we generate revenue.…

In 2008 we were able to expand our geographic scope for this service area as we began installing our system in Hohhot, the capital city of Inner Mongolia, an autonomous region in the beginning of the year.  In the fourth quarter of 2008 we also added Dalian,  a large coastal city in the northeastern part of China as a new market.  As our taxi media platform business continues to develop we’re excited about the recurring revenue potential it will provide.

A major part of our growth strategy to develop our transportation information products and services this year focused on acquisitions.  Early in 2008 we acquired a China TranWiseway, an information technology company, a high tech enterprise specializing in highway and street traffic monitoring.  Subsequent to this we acquired Dajian Zhitong, an information service company, the holder of the rights to Dajian’s taxi advertisements.

In the most recent quarter we announced the acquisition of Shanghai Yootu Information Technology Company, a Shanghai-based real-time traffic data provider.  Through this strategic acquisition we have broadened our geographic range and acquired new technologies which complement our existing products, enabling us to accelerate the development of our new services and product solutions.  This approach has allowed China Transinfo to become a truly national company over 2008.  We will continue to consider future strategic acquisitions which will similarly advance our development in the future.

In terms of corporate development in 2008, we were proud to formally upgrade to the Nasdaq exchange this past July. Especially in these financial and economic times, we believe that a listing on a major exchange like Nasdaq will provide China Transinfo with a stable and trustworthy platform from which we can increase our profile in the U.S. capital market and grow our shareholder base.  More recently, in the beginning of 2009 we structured our campaign using  a VIE agreement.  While this will not have a direct impact on our financial reporting, it will allow us to be classified as a domestic company under Chinese law which will enable us to continue working on government contracts crucial to China’s transportation development.

Now I would like to turn the call to Troy Mao, our CFO, to review how our achievements in the last year have translated to our financial performance in our final quarter.  Hello, Troy.

T. Mao
Thanks, Fan.  Thank you, everyone, for joining us to discuss our fourth quarter results of 2008.  For the fourth quarter our revenues increased 176.1% year-over-year to $10.7 million.  This was a result of an increase in sales of product and applications in the transportation business segment, which accounted for 59.1% of total revenues in the quarter.  Our gross margin increased 168.2% to $6.1 million in the most recent quarter compared to $2.3 million in the fourth quarter of 2007.  Meanwhile, gross margin was 56.9% compared to 60.3% during the same period one year ago.  Our decrease in gross margin was mainly due to a proportionate decrease in lower margin contracts on business segments outside of the transportation sector in the fourth quarter of 2008.

Selling, general, and administrative expenses in the most recent quarter increased to $2 million from $0.6 million in the fourth quarter of 2007.  Training expenses were $0.7 million versus $0.2 million one year ago.  This increase was generally due to the increased scale of our operations versus one year ago.  Administrative expenses were $1.3 million in the fourth quarter of 2008, up from $0.4 million in the same period of 2007.  This increase was mainly due to an increase of staff and an increase of expenses associated with being a public company.

Despite these increases, operating income grew 135.9% to $4.1 million, or 32.8% of revenue compared to $1.7 million, or 44.7% of revenue in the fourth quarter of 2007.  Other income was $0.2 million in the fourth quarter of 2008 compared with other expenses of $0.5 million in the fourth quarter last year.  Other expenses in the fourth quarter of 2007 were mainly due to the bank cash expenses for the decrease in fair value of the Company’s warrant liability.

Finally, net income grew to $4.1 million in the fourth quarter of 2008, or $0.19 per fully diluted share compared to $0.8 million, or $0.04 per fully diluted share a year earlier.  Weighted average fully diluted shares outstanding increased to 22.3 million shares from 19.9 million shares in the fourth quarter of 2007 as a result of issuance of additional shares from a private placement in July 2008.

Now I will discuss our balance sheet.  At the end of the 2008 fiscal year cash totaled $16.1 million, an increase of 135.6% from $6.8 million at the end of 2007.  Working capital was $32.7 million, up from $16.5 million at the end of the previous year.  We had a current ratio of 4.0-to-1.  Shareholders equity totaled $46.2 million at the end of 2008 as compared to $19.7 million at the end of 2007.

Net cash provided by operations increased from approximately $85,000 in 2007 to $2.5 million in 2008.  Capital expenditures were $10.4 million, primarily related to the purchases of equipment for our taxi media business and acquisitions.  Currently, China Transinfo had a backlog of approximately $17 million U.S.

F. Zhou
Well, over the past year China Transinfo has made great strides in increasing our profile within the transportation information industry.  We are now widely regarded by industry peers and major governmental clients as one of the leaders in our sector in terms of technology as well as product and service offering.  Recently, we were the only transportation technology company invited by the government to be part of the Chongqing 3g industry Park, which offered us not only the opportunity to work directly with … service carriers and cell phone manufacturers to provide integrated 3g hardware and software services to the market, but also strengthened our foothold in the southwest of China.

In 2009 we expect customer oriented real-time traffic product to be a major area of growth.  We are currently laying the foundation for this service area as we are beginning to combine our real-time traffic data with mapping software to deliver up the minute traffic conditions in China’s major cities with cell phones and the Internet.  In fact, we have just signed a contract this month with a third party mapping software provider to have our traffic data delivery capabilities pre-installed on 100,000 Motorola cell phones in China.

As our consumer-oriented products are just getting off the ground this year, we do not expect them to be a large contributor to our revenue in 2009.  However, over the long-term we see tremendous potential for bulk data services in this area and we are confident that the groundwork we are laying now will put us ahead of potential competitors and making us one of the leaders in this consumer real-time traffic data market over the next several years.  In particular, we expect our real-time navigation services will be boosted by the widespread adoption of 3g technology which will facilitate the use of location-based services, including navigation-based services.

In 2009 we are also expecting to receive a large amount of business in governmental contracts for transportation information applications.  As many of you are aware, at the end of 2008 China announced a stimulus package to combat the slowdown of the national economy due to a large scale recession now affecting much of the world.  As a large portion of this package was earmarked for  transportation projects, we stand to benefit, actually, from this stimulus and we anticipate that the bulk of our revenue in 2009 will come from government contracts.

This year we also expect to see further development of our electronic toll… collection or ETC, systems.  In fact, members of our management team just returned from an industry conference in Shanghai where our ETC technology was featured.

As the Chinese government moves forward with the implementation of this system nationwide, we’re confident that we will be awarded the ETC contract this year.  In 2009 we also intend to continue to attend investor conferences and hold regular meetings with current and prospective investors.  So far this year we have attended the Annual OC Growth conference hosted by Roth Capital in February and we expect to attend the China Rising conference in New York in May. And conduct none-deal road shoes  in the U.S., Europe and Asia.  We are committed to maintaining an open path of communication with the investment community and realize the value of frequent contact with investors.

In summary, while we are pleased with our development over the 2008 fiscal year, we are even more excited with our development milestones which lie ahead in 2009.  To reaffirm our confidence and our performance this year we would like to issue initial 2009 fiscal guidance of $45 million in revenues and $14 million for non-GAAP net income excluding non-cash share-based compensation and amortization of intangibles from acquisitions.  With GAAP net income forecasted to be $13 million, a slight decrease in net margin is due to our increased planned R&D investment in our new real-time traffic data application business.

In 2009 we plan to expand our data source to more cities and enhance our application system to support more users as well as develop more application functions.

This concludes our prepared remarks.  At this time we would be happy to answer any questions from the audience concerning our financial conditions or operations.  Operator?

Coordinator	You have a question from the line of Albert Jones from Jones Capital Management. Please proceed.

A. Jones	Yes, thank you for taking my questions. Could you tell me what the percentage of completion is on the Dalian 3,000 taxis?

T. Mao	Sure. We are currently in the process of installing GPS improvements and LED screens in the taxis in Dalian. We expect to finish installation by the end of the second quarter this year.

A. Jones
I’ve heard a lot about the government’s stimulus package.  To date, can you say that there have been any contracts directly related to that?  If not, when do you expect substantial revenues to flow in from the new government stimulus package?

T. Mao
Yes.  I’ll just give you some general conditions regarding the spending by the government for the stimulus package. In Beijing, the Chinese government has just finished the second round of meetings of the People’s Congress.  In the meeting it was clearly indicated that approximately 1.5 trillion RMB’s out of $4 trillion planned will be allocated to improve domestic infrastructure developments.  As one of the leaders in transportation information products in the market with a long-term relationship with the government, we definitely see a lot of contracts coming directly from the stimulus plan.  We see very strong pipelines for governmental contracts in front of us.

A. Jones	Thank you. Can you give me some color on how the International Exhibition infrastructure shows Shanghai came out? Do you see some business coming from that show that you attended?

T. Mao
Sure.  Our management team just came back from the show in Shanghai.  Some of our products, especially ETC products, got a lot of attention from attendants.  We expect to definitely get more business opportunities in this area.

A. Jones	Any number on the electronic toll? What type of pipeline are we looking at as far as number of projects and possible revenue being gathered from that?

T. Mao
I’ll just give you some highlights.  We just submitted contract bids to four provinces in China for ETC projects.  The Chinese government wanted to build a nationwide electronic toll collection system on our highways.  So we definitely see a lot of contracts coming in that area from more and more provinces in China.

A. Jones	Can you also give me a quick update on your partnership with China Mobile? Do you see that expanding in the future?

T. Mao
Yes.  You know, for the city of Dalian we partnered with China Mobile for our taxi media business.  At the same time, for our real-time traffic data business we’re currently talking with various service carriers, including China Mobile, China Unicom and China Telecom regarding possible incorporations for our real-time traffic data applications so far.

A. Jones	Thank you. That’s all the questions I have for now. I’ll step back into queue and see if somebody else wants to ask some questions. Thanks again.

T. Mao	Thank you.

Coordinator	Your next question comes from the line of Boyd Hines. He’s a private investor. Please proceed.

B. Hines
Hello.  Thank you.  I wanted to ask a question about your forecast for net margins in 2009.  In your prepared comments you mentioned that you’re going to be spending a little bit more on R&D this year.  What about some other factors – are you seeing any pressures on gross margins, are there other costs in there like higher SG&A expenses?  What’s really driving that decline in net margin for this coming year?

T. Mao
Sure.  The main factors for driving the net margin down in 2009 as we estimated, it’s going to be increased R&D spending in our real-time traffic data application systems.  I’ll just give you an example.  In 2008 our R&D expenses accounted for approximately 9% of total revenues.  We expect in 2009 to incur approximately 15% R&D, mainly going to our real-time traffic data application developments.

We are confident, at the same time, that we will be able to maintain a similar gross margin throughout this year.

B. Hines	What’s the outlook for R&D spending beyond 2009? Do you expect it to drop back down closer to 9% or is it going to stay elevated at 15% for a little while?

T. Mao
We definitely expect the percentage to go down over time.  This year it’s just a foundation year for us to develop these applications.  You know, with the 3g launching in China in May this year, we will see a lot of potential opportunities for value-added services by various service carriers, especially location based services, including real-time traffic data applications.  That’s why we want to invest heavily this year, to build up a real good foundation so we can just be ahead of our potential competitors and to get market share as early as possible.

B. Hines
In 2008 you spent over $10 million U.S. in acquisitions and cap ex spending.  Can you provide us with a little bit of guidance in terms of what you expect cap ex spending to be in 2009?  What are your plans for future acquisitions in 2009?

T. Mao
You know, along with our business development we have been actively looking for acquisition targets that we can add to our product lines and bring advanced technologies and also possibly bring more governmental relationships and extend our market share in China.  At this moment I really cannot give you an estimate regarding the cash amount or cap ex regarding acquisitions, but in terms of our taxi media business development, in 2009 we currently don’t have plans to expand that business to more cities in China.

B. Hines	I’m sorry – I can understand why you’re not going to discuss acquisitions, but what about cap ex spending? What’s your current plan right now for cap ex?

T. Mao	Aside from acquisitions, we currently don’t have any huge plan for cap ex.

B. Hines	So it’s just an increase in R&D that’s not going to be capitalized but expensed immediately?

T. Mao	Right.

B. Hines	The last question is about tax rates for 2009. You gave your guidance for net. What is the tax rate for 2009 and what do you expect it to go up to in 2010?

T. Mao
We expect our effective tax rate throughout the whole year 2009 to be about 5%.  Going into 2010, at this moment we cannot make a very clear picture estimate because the Chinese income tax law is developing at this moment. Until today the Chinese government hasn’t issued any clear guidance regarding the framework tax laws issued last year.

B. Hines	Great. Thank you very much for your time. I appreciate it.

T. Mao	Thanks.

Coordinator	Your next question comes from the line of Bin Yang from Pinnacle Fund. Please proceed.

B. Yang	Hello, Troy.

T. Mao	Hello, Bin.

B. Yang	Hello, Fan.

F. Zhou	Hello.

B. Yang
My question is really about the revenue mix.  I’ve seen your revenue contributed from the core transportation solution increase from about 40% in 2007 to now over 60% in 2008.  Can you comment on that – what the management’s direction towards 2009/2010 in terms of percentage of the core solution?

T. Mao
Sure.  As we mentioned earlier, starting in late 2007 the company decided to put a major focus on the transportation information products and services.  That’s why you’ll see a higher and higher percentage of our transportation segment going forward.  Starting in 2009 we expect approximately 80% revenue throughout the whole year coming from the transportation segment.  We expect we will maintain at least this level going into 2010.

B. Yang
I noticed your cost structure actually has also changed.  For example, your hardware percentage of cost has been reduced from over 70% in 2007 to below 50%.  Is that change associated with this change in the revenue mix?

T. Mao
Yes, it’s one of the reasons.  This year we just happened to have a few contracts outsourced to third parties, including both software and hardware.  That’s why you see the hardware component going down in the cost mix.

B. Yang	Would that mean this will have a more positive impact on gross margin, because you have less hardware?

T. Mao	Yes, definitely. Going forward we will see more and more software components in both our revenue and cost segments because we definitely want to maintain our software company status going forward.

B. Yang	Thanks a lot.

T. Mao	Thanks, Bin.

Coordinator	Your next question comes from the line of Philip Anderson from Pinnacle Fund. Please proceed.

P. Anderson
Troy, doing the math here on your increased R&D spend, the company would spend about $4 million of incremental R&D in 2009.  I’d like to learn more about the market opportunity that that spend will create.  Can you elaborate on some of the specific products that would come out of that spend, how those products might be brought to market, and what markets those products would be?

T. Mao
Sure.  We’re currently developing a software which is our real-time traffic data application software.  It includes the system displayed on our Web site, which is going to be similar to Traffic.com in the States.  Also, we’re developing application software which can be embedded into cell phones and PDA devices.  For example, we are enhancing our applications to include public transportation real-time data.  We believe it’s going to be very helpful for the general public in China.

In China, even though the private ownership of vehicles has been increasing over 10% for the last several years, a huge portion of the public is taking public transportation.  We are currently working on models to introduce information which can accurately indicate the bus routes and bus schedules for the public, which we believe is going to make our applications a lot more attractive to the general public going forward.  That’s why we plan to increase our R&D in this area.

The main catalyst for our investment efforts in this area is the anticipated launching of 3g in China in May of this year.  We will see huge potential in value-added services, especially real-time traffic data services, going forward in China.

P. Anderson	When do you expect the products to be introduced?

T. Mao
You know, our current working product is actually available for commercial use.  As we mentioned earlier, we signed a contract with a map provider directly and indirectly provide such application services to Motorola phones this year.  So I would say we will continually have software patches available for commercial use which is similar to Windows.

P. Anderson	Are the applications embedded into phones so they are in the phone when a subscriber to a cellular service purchases a new phone or are these after-market which are downloaded onto the phone?

T. Mao
You know, we’re currently taking two main approaches for this business.  One is we’re actively talking with various service carriers, including China Mobile, China Telecom, and China Unicom.  One incentive for them to add such services are user fees per month by the users.  We currently estimate that by using our applications for end users, they’re going to incur approximately a $1 usage fee per month to use such data, to access such real-time traffic information, which will create a lot of incentives for various service carriers to promote such value-added services into their monthly plans.  That’s one of the approaches we are taking right now.

The other approach is that we are talking actively with cell phone, PDA, and GPS manufacturers at the same time.  We hope we can sell our products on a licensing basis to them and they can in turn offer it to end users.

P. Anderson
So China Mobile and Unicom are saying that they think a subscriber would be paying another $1 per month if they’re utilizing this application?  I have no idea what a typical Chinese monthly cell phone bill is.  Do you, Troy?  And what proportion might $1 be of a typical Chinese cell phone user’s bill?

T. Mao
Currently, the various service carriers offer monthly plans.  For example, they include several hundred minutes and certain free software installations and also some data usage for each month.  In this case, all usages will be included no matter if they use it or not, but they are paying for the fees included in the monthly plan.

On the other hand, those mobile service carriers, can let any user freely install our software into end user’s cell phones.  Whenever the end user accesses applications through wireless services, they’re going to incur data usage fees.  That means revenue opportunities for both the wireless service carries and us.

P. Anderson	Is this a unique functionality that you would be bringing to the service carriers?

T. Mao
That’s just one of the functionalities that we’re going to bring to service carriers.  At the same time for service carriers, they also have a lot of call centers.  We can also have other value-added services for the call centers.  Currently, those carriers have a certain chargeable numbers for any user to call in to check information, to check phone numbers.  That’s another area where there will be revenue opportunities for both service carriers and us.

P. Anderson
Do the service carriers provide any type of traffic news or a Traffic.com equivalent currently, or when this rolls out will this be the first type of product that the subscribers have a chance to use on their cell phones?

T. Mao
Currently, those service carriers, they don’t offer such a service by themselves.  In a lot of cities, the state-owned broadcasts have some traffic-designated channels.  They report some major traffic conditions throughout the day.  Those are state-owned and they can only report certain traffic conditions in certain areas.  Our applications will have the whole picture over the real-time traffic throughout the city.  Also, users will have access to accident information and public transportation information.  Those are going to be offered to the market as a totally new approach.

P. Anderson	It sounds awesome. If I could get that in my phone here, I would definitely have it.

T. Mao	In the states, I think Navteq, who bought Traffic.com several years ago, already offered such services in certain cities.

P. Anderson	I use Traffic.com on my computer, but I’ve never used it on the phone. If I could have it on the phone, I guess I’ll look into it, Troy.

Troy, what is the revenue model here?  Are you going to get a participation when a phone is turned on that has your application or you get a participation in the data stream?  How will you make money on this?

T. Mao
It can go both ways.  We can share the revenues with service carriers when users incur the data usage fee by a certain percentage agreed upon by both parties.  Also, we can, as I said, just get the software installed in the end user’s cell phones, PDA devices, and GPS devices – we can charge licensing fees directly to the manufacturers or end users.

P. Anderson	Do you expect to see revenues from this year or is this something that would happen early next year?

T. Mao
We will definitely see revenues coming this year.  As I said earlier, China is just going to launch 3g in May 2009. We don’t expect the market is going to be very huge this year, but going into 2010 and going forward we will see a lot of potentials out there.

P. Anderson	How many cities would you expect to be able to provide traffic data for next year?

T. Mao	You mean 2009 or 2010?

P. Anderson	2010.

T. Mao	We expect at least 20 cities of real time traffic data in 2010 in China, which can give us undisputable position as a leader in this market.

P. Anderson	Would you be focusing on the tier one cities?

T. Mao	Well, there are only about five to six tier one cities in China. We also are going to include tier two cities such as capital cities of each province.

P. Anderson
It all sounds great and it sounds like the market opportunity must be enormous.  It certainly seems to me to justify the incremental R&D spend.  We look forward to getting updates.  Thanks very much, Troy.

T. Mao	Thanks so much, Phil.

Coordinator	At this time there are no further questions in queue. I would now like to turn the call back over to Mr. Graham Reed for closing remarks.

G. Reed
Thank you.  On behalf of the entire China Transinfo management team we’d like to thank you for your interest and participation on this call.  If you are interested in talking further with management, please feel free to contact the company’s investor relations firm at 646-213-1915 or China Transinfo directly at +86-10-8267-1299 extension 8032.

This concludes China Transinfo’s Fiscal Year 2008 Earnings Conference Call.

T. Mao	Thank you.

F. Zhou	Thank you.

Coordinator	Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.